Exhibit 10b1

NOTICE OF INCENTIVE STOCK OPTION AWARD

[Date]

Company: (Company)	Date(s) First Exercisable:
Date of Grant: [Date of Grant]	Number – [ 1/3 of shares vest 1 yr. after grant date]
No. of Shares: (Number)	Number – [ 1/3 of shares vest 2 yrs. after grant date]
Option Price per Share: [Exercise Price – fair market value of stock at Grant Date]	Number – [ 1/3 of shares vest 3 yrs. after grant date]

PERSONAL AND CONFIDENTIAL

(Name and Address)

Dear (Name):

We are pleased to inform you that as a key employee of the company referred to above you have been granted an Incentive Stock Option under the Fortune Brands, Inc. 2003 Long-Term Incentive Plan, as amended (the “Plan”).

These options are granted under and governed by the Plan and the Incentive Stock Option Terms and Conditions (the “Terms”). For your information, we have attached to this notice the following documents: (1) the Terms, (2) the Plan, (3) the Plan Prospectus, (4) the Prospectus Supplement and (5) Notice of Exercise of Stock Option and Notice of Exercise of Limited Right forms. You should review these documents carefully in order to fully understand how your option operates and your rights as an option recipient.

Under the terms of the 2003 Plan, you do not need to sign and return, or otherwise acknowledge your receiving, this notice. If you have any questions about your options, please contact Grace Cherico, Stock Plans Administrator, at (847) 484-4423.

Sincerely yours,

FORTUNE BRANDS, INC.

/s/ Christopher J. Klein
Senior Vice President - Strategy and Corporate Development

INCENTIVE STOCK OPTION

TERMS AND CONDITIONS

As a participant in the 2003 Long-Term Incentive Plan (the Plan), you will be able to purchase shares of Common Stock of Fortune Brands, Inc. (Fortune). Subject to the terms and conditions below, the minimum amount that may be purchased at any one time is 50 shares unless you have fewer remaining shares covered by your option.

The date of the grant, the maximum number of shares the option entitles you to purchase, the option price per share and the date or dates on which the option will ordinarily be first exercisable are listed at the top of your Notice of Incentive Stock Option Award. The option is intended (but not guaranteed) to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

1. Exercise.

(a) Except as provided in this paragraph 1 and paragraphs 3, 4, 5 and 9, the option shall be exercisable during the period beginning on the date or dates set forth under the heading “Date(s) First Exercisable” in the Notice of Incentive Stock Option Award and ending ten years from the date of grant (its expiration date). During this period, the option is exercisable in whole or in part from time to time in amounts of not less than 50 shares (except that if you have fewer than 50 shares remaining covered by the option, the option may be exercised for the full number of remaining shares).

(b) The option shall not become exercisable unless you remain employed by Fortune or one of its subsidiaries for one year from the date of grant, except in the event of your death and except as provided in paragraph 9.

2. Transferability of Option. The option shall not be transferable by you except in the event of your death. During your lifetime the option shall be exercisable only by you.

3. Death. If your employment by Fortune or an entity in which Fortune has an equity interest terminates by reason of your death, the option may immediately be exercised in full and shall continue to be exercisable in full until its expiration date.

4. Retirement. If your employment by Fortune or an entity in which Fortune has an equity interest terminates by reason of disability or Retirement (as defined below), provided that you have remained in the employ of Fortune or an entity in which Fortune has an equity interest for one year from the date of grant, the option shall become immediately exercisable in full and shall continue to be exercisable in full until its expiration date. For purposes of this paragraph, Retirement means either (a) termination of employment on or after attaining age 55 and completion of at least ten years of service with Fortune or an entity in which Fortune has an equity interest, provided that Retirement shall not include termination of employment by reason of failure to maintain work performance standards, violation of company policies or dishonesty or other misconduct prejudicial to the company, or (b) retirement under Section 3(b) of the Fortune Brands, Inc. Supplemental Plan.

5. Termination of Employment. If your employment by Fortune or a entity in which Fortune has an equity interest terminates other than in the circumstances referred to in paragraphs 3 and 4, any portion of the option that is not yet exercisable shall not thereafter become exercisable and any portion of the option that is exercisable shall terminate and cease to be exercisable three months from the date of your termination from employment, except as otherwise provided in paragraph 9; provided that in no event shall the option be exercisable after the expiration of ten years from the date of grant. For the purpose of these terms and conditions, your employment by an entity in which Fortune has an equity interest shall be considered terminated on the date on Fortune sells or otherwise divests its equity interest in your employer.

6. Stock Exchange Listing. Fortune is not obligated to deliver any shares until they have been listed on each stock exchange on which Fortune’s common stock is listed and until Fortune is satisfied that all applicable laws and regulations have been met. Fortune agrees to use its best efforts to list the shares and meet all legal requirements so that the shares can be delivered. No fractional shares will be delivered.

7. Transfer of Employment; Leave of Absence. For the purposes of your option, (a) if you transfer between Fortune and an entity in which Fortune has an equity interest or from one entity in which Fortune has an equity interest to another entity in which Fortune has an equity interest, without an intervening period, it will not be considered a termination of employment, and (b) any leave of absence granted in writing will not constitute an interruption in your employment.

8. Adjustments.

(a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the number and kind of shares that are subject to the option and the option price per share immediately prior to such event may be proportionately and appropriately adjusted, without increase or decrease in the aggregate option price.

(b) The determination of the committee of the Board of Directors of Fortune administering the Plan (the Committee) as to the terms of any adjustment is binding and conclusive upon you and any other person who is entitled to exercise the option.

9. Change in Control of Fortune.

(a) In the event of a Change in Control (as defined in the attached Plan), your option, if it is not then immediately exercisable in full and provided that it has not expired, shall become immediately exercisable in full and shall remain exercisable in full. In addition, under certain circumstances as described in Section 12(b) of the attached Plan, you may have the right to receive cash instead of exercising your option. This right, called a Limited Right, may be automatically exercised under certain circumstances described in the attached Plan. You will be informed of any Change in Control.

(b) Notwithstanding paragraphs 1(b), 3, 4 and 5, the provisions of this paragraph 9(b) will be applicable in the event of a termination of your employment during the 60-day period following a Change in Control. Your option shall not terminate or cease to be exercisable as a result of the termination of your employment during this period, but shall be exercisable in full throughout it; provided, however, that in no event shall your option be exercisable after ten years from its date of grant. However, in the event that on the date of termination you have not held your option for more than six (6) months, the preceding sentence shall apply only if your employment has been terminated other than for just cause (as defined below) or you have voluntarily terminated your employment for certain reasons: (i) because you in good faith believe that as a result of the Change in Control you are unable effectively to discharge your duties or the duties of the position you occupied immediately prior to the Change in Control, or (ii) because of a reduction in your aggregate compensation or in your aggregate benefits below that in effect immediately prior to the Change in Control. For purposes of this paragraph, termination shall be for “just cause” only if it is based on fraud, misappropriation or embezzlement on your part which results in a final conviction of a felony. Nothing in this paragraph 9(b) limits any rights otherwise provided in the event of your death, disability or Retirement (as defined in paragraph 4 above), or your right to exercise your option following a termination of employment as provided in paragraph 5.

10. Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to shares under the option until, after proper exercise of the option, such shares shall have been recorded on Fortune’s official stockholder records as having been issued or transferred.

11. Notice of Exercise. Subject to these terms and conditions, the option may be exercised, by a written notice of exercise on a form approved by the Committee that (i) is signed by the person or persons exercising the option, (ii) is delivered to the Stock Plans Administrator of Fortune, 300 Tower Parkway, Lincolnshire, Illinois (or to such other person and place as Fortune may specify in writing), (iii) signifies election to exercise the option as indicated in the notice of exercise, (iv) states the number of shares as to which the option is being exercised, and (v) unless otherwise provided in the notice of exercise, is accompanied by payment in full of the option price of such shares. The notice of exercise may be delivered by facsimile transmission. Any notice of exercise delivered as required by this paragraph will be effective only in accordance with the provisions of and to the extent set forth in the notice of exercise. If a properly executed notice of exercise is not delivered to the Stock Plans Administrator (or other person designated by Fortune), by the applicable expiration date specified in paragraphs 3, 4, 5 and 9, the notice will be deemed null and void and of no effect. If notice of exercise of the option is given by a person other than you, Fortune may require as a condition to exercising the option that appropriate proof of the right of such person to exercise the option be submitted to Fortune. Certificates for any shares purchased upon exercise will be issued and delivered as soon as practicable.

12. Exercise of Limited Right. In the event a Limited Right referred to in paragraph 9 becomes exercisable, it shall be exercised in whole or in part by giving written notice of such exercise, on a form approved by the Committee, to the Stock Plans Administrator (or other person designated by Fortune). No written notice is required if the Limited Right is automatically exercised as provided in Section 12(b) of the attached Plan. The exercise will be effective as of the date specified in the notice of exercise, but not earlier than the date the notice is actually received by the Stock Plans Administrator. The notice must be actually received by the Stock Plans Administrator by no later than the close of business on the last day of the applicable Limited Right Exercise Period, as defined in the attached Plan (or the date the related option expires, whichever is earlier).

13. Payment of Option Price. You may pay the option price for shares (i) in cash, (ii) by the delivery of shares of Fortune Common Stock that have been held by you for at least one year and that have a total market value equal to the option price, or (iii) by a combination of cash and such shares that have been held by you for a period of at least one year and that have a total market value which, together with such cash, equals the option price. The “market value” of shares or per share of Fortune Common Stock as of any date means the value determined by reference to the closing price of a share of Fortune Common Stock as finally reported on the New York Stock Exchange for the trading day next preceding such date. You may also pay the option price from the proceeds of the sale of shares covered by the option, called a cashless exercise, to the extent provided in the notice of exercise referred to in paragraph 11.

14. Tax Withholding. You agree to notify the Stock Plans Administrator in the event the shares acquired by you upon exercise of any portion of your option are sold or otherwise disposed of within one year from the date of exercise. If and to the extent Federal income tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you upon or after exercise of any portion of the option, or upon disposition of the shares acquired thereby, the Company may withhold such required amounts from your future paychecks or may require that you deliver to the Company the amounts to be withheld. In addition, you may pay the minimum required Federal income tax withholding (and state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of Common Stock otherwise issuable upon exercise of the option, or to deliver other shares of Common Stock owned by you, in either case having a fair market value (on the date that the withholding amount is to be determined) of the minimum amount required to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt. You may also arrange to have any tax (or taxes) paid directly to the Company on your behalf from the proceeds of the sale of Common Stock to the extent provided in the notice of exercise referred to in paragraph 11.